Exhibit 99.2
HGS CALCULATION OF NET CASH BURN
Our July 30, 2008 press release announcing second quarter 2008 financial results includes a discussion of net cash burn, which is a non-GAAP financial measure. This non-GAAP measure may be considered in addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), but should not be considered a substitute for, or superior to, GAAP results. We believe that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. A calculation of net cash burn is provided below:

Six months ended
June 30, 2008
(dollars in thousands)
Net income (loss)	$(121,106)
Stock-based compensation expense	9,304
Depreciation and amortization	10,402
Change in deferred revenues	(22,610)
Capital expenditures	(3,951)
Proceeds from sale of long-term investment, net of gain of $32,518	14,818

Net Cash Burn	$(113,143)